Exhibit 99.1

                  Acadia Realty Trust Reports Fourth
             Quarter and Full Year 2005 Operating Results

    NEW YORK--(BUSINESS WIRE)--March 1, 2006--Acadia Realty Trust (NYSE: AKR - "Acadia" or the "Company"), a real estate investment trust ("REIT") today reported operating results for the quarter and year ended December 31, 2005. All per share amounts discussed below are on a fully diluted basis.

    Fourth Quarter and Full Year 2005 Highlights

    FFO continues to increase

    -- Funds from operations ("FFO") per share of $0.26 for fourth quarter 2005 compared to $0.25 for fourth quarter 2004

    -- Full year 2005 FFO consistent with upper end of previous guidance of $1.09 compared to $0.98 for 2004

    -- Earnings per share ("EPS") from continuing operations for fourth quarter 2005 of $0.15 compared to $0.11 for 2004

    -- Full year EPS from continuing operations of $0.67 for 2005 compared to $0.45 for 2004

    Same Store NOI up 5.7% - Wholly-owned portfolio occupancy increases to an all-time high of 94.3%

    -- Occupancy up 200 basis points over 2004 and 40 basis points over third quarter 2005

    -- Same-store net operating income for the retail portfolio up 2.9% for the fourth quarter and 5.7% for full year 2005

    -- Rent spreads of 10.7% on new and renewal leases which commenced during fourth quarter 2005 over the previous rents

    Balance sheet ratios remain strong - Dividend increased

    -- Dividend increased by 7.25% commencing with fourth quarter dividend

    -- Maintained conservative dividend payout ratio for the year 2005 of 63% of FFO

    --  32% debt to total market capitalization

    --  3.5 to 1 fixed-charge coverage for the year

    External growth continues with expansion of Urban/Infill redevelopment pipeline and additional acquisition activity

    -- Acquired two New York properties during fourth quarter; 216th Street redevelopment in Manhattan and Liberty Avenue project in Queens

    -- Also acquired leasehold interest in Neiman Marcus location in Oakbrook (Chicago), Illinois

    -- Acquired two assets in Chicago and New Jersey in connection with asset recycling activities

    Harvesting of Fund I and RCP Venture continues with recapitalization of Brandywine Portfolio at significant profit and Mervyns distributions

    -- Recapitalization of Brandywine Portfolio returned entire Fund I investors' invested capital and preferred return - Acadia will now receive additional 20% interest ("Promote") in all future Fund I earnings and distributions

    -- Mervyns investment returned 170% of invested capital following previously announced sale of portion of portfolio and refinancing activities; earns $1.0 million of Promote income for the fourth quarter 2005

    Fourth Quarter and Year-End Operating Results

    FFO, a widely accepted measure of REIT performance, for the quarter ended December 31, 2005 was $8.8 million, or $0.26 per share, compared to $8.0 million, or $0.25 per share for the fourth quarter 2004. FFO for the year ended December 31, 2005 was $36.2 million, or $1.09 per share compared to $30.3 million, or $0.98 per share, for 2004.
    Earnings per share from continuing operations on a fully diluted basis was $0.15 for fourth quarter 2005 compared to $0.11 for fourth quarter 2004. For the year ended December 31, 2005 and 2004, earnings per share from continuing operations was $0.67 and $0.45, respectively.
    In comparing the full year results for 2005 and 2004, management fee income increased $6.7 million, or approximately 140%, for the year ended December 31, 2005 primarily due to i) the launching of Fund II during mid-2004, ii) the Company's recognition of $1.0 million of Promote income on the Mervyns investment and iii) the acquisition of additional rights to fees earned under certain management contracts from Klaff Retail Management Services during 2005. As anticipated, this increase was partially offset by a $4.9 million increase in general and administrative expenses. Equity in earnings of unconsolidated partnerships increased $6.4 million for the same periods primarily as a result of the Company's share of the gain realized by Mervyns. Interest income increased by $2.1 million primarily due to Acadia's preferred equity investment in Levitz.

    Portfolio Activity - Wholly-Owned Portfolio Occupancy Reaches
94.3% and Same-Store NOI Up 5.7%

    On a year-over-year basis, Acadia increased its portfolio occupancy by 200 basis points. Year-end 2005 occupancy was 94.3% compared to 92.3% at year-end 2004 and 87.6% for 2003. On a same-store basis, year-end 2005 occupancy increased 150 basis points over 2004 occupancy of 92.8% and 400 basis points over 2003 occupancy of 90.3%. On a sequential basis, year-end 2005 occupancy increased 40 basis points from that of third quarter 2005.
    Combined occupancy within the operating joint venture portfolios remained high at 96.8% for fourth quarter 2005, which was comparable with third quarter 2005 of 96.9% and fourth quarter 2004 occupancy of 96.8%.
    Same store net operating income ("NOI") for the retail portfolio increased 5.7% for the year 2005 over 2004. The favorable variance was driven primarily from increased rents in the core portfolio from leasing and redevelopment activities. Although revenue growth was comparable for fourth quarter 2005 to that of the entire year, NOI growth was 2.9% over fourth quarter 2004 primarily as a result of the timing of certain expenses in fourth quarter 2005.
    During the fourth quarter 2005, Acadia executed new and renewal leases at an average increase of 10.7% over the previous base rents on a cash basis.

    Balance Sheet - Low Interest Rate Exposure

    During the fourth quarter, Acadia continued reducing its interest rate exposure by locking in interest rates at 5.5% and extending the maturity to ten years on $34.0 million of debt. As a result of this and a $20.5 million refinancing completed during first quarter 2006, over 95% of the Company's total mortgage debt, inclusive of long-term interest rate swaps and the Company's pro-rata share of joint venture debt is now fixed-rate. This has been accomplished while maintaining a blended cost of debt of 5.7%, as compared to 95% being fixed-rate as of the beginning of the year at a 5.9% blended cost of debt.
    For 2005, the strength of Acadia's balance sheet was evidenced by continued strong financial ratios which include the Company's pro-rata share of unconsolidated joint venture debt and interest expense as follows:

    --  Debt to total market capitalization at year-end was 32%

    -- Fixed-charge ratio (EBITDA / interest expense plus preferred distributions) was 3.5 and 3.2 times for the year and fourth quarter 2005, respectively

    -- Dividend payout ratio for the year and fourth quarter 2005 was 63% and 68% of FFO, respectively

    -- $49 million currently remains available under existing credit facilities to fund anticipated capital requirements

    Dividend Increase - 7.25% Increase for Fourth Quarter 2005 -
Follows 7.8% Increase in First Quarter 2004 and 11.5% Increase in 2003

    During the fourth quarter, Acadia's Board of Trustees approved an increase in Acadia's quarterly dividend to $0.185 per share, which represents a 7.25% increase over the $0.1725 quarterly dividend paid by Acadia during 2005. This represents a $0.05 increase on an annual basis, $0.69 to $0.74, and was effective for the dividend paid January 13, 2006. Acadia has now increased its dividend by an average of 9% over the past five years. Even after the recent dividend increase, Acadia expects to maintain its historically conservative payout ratio for 2006.

    External Growth Continues with Continued Expansion of Urban/Infill Redevelopment Pipeline and Other Activities

    Fund II - New York Urban/Infill Redevelopment Program expanded to a total of seven projects

    Since announcing the launching of its New York Urban/Infill Redevelopment Program, in conjunction with its partner P/A Associates, in 2004, the Company has added a total of seven properties to the program, one of which is currently under contract and two that were added during the fourth quarter.
    During December 2005, Fund II acquired the remaining 40-year term of a leasehold interest in land located at Liberty Avenue and 98th Street in Queens (Ozone Park), NY. The development plans for this property includes 30,000 square feet of retail anchored by a CVS drug store and a 98,500 square foot self-storage facility to be operated by Storage Post. Acadia will be a partner in the self-storage complex with Storage Post, which is anticipated to be a partner in future retail projects in New York City where self storage will be a potential component of the redevelopment. The total cost of the redevelopment is expected to be approximately $13 million. The CVS lease has been executed and construction on this project has commenced.
    Also during December 2005, Fund II acquired a 65,000 square foot parking garage located at 10th Avenue and 216th Street in the Inwood section of Manhattan. The Company plans to redevelop the building into a 60,000 square foot office building and is finalizing a transition where it would be occupied by an agency of the City of New York, which is a current tenant at another Acadia Urban/Infill Redevelopment project. Inclusive of acquisition costs, total costs for the project, which also includes a 100-space rooftop parking deck, are anticipated to be $25 million.
    In addition to the above Urban/Infill projects, in November 2005, Fund II acquired a ground lease interest in a 112,000 square foot building occupied by Neiman Marcus. The Property is located at Oakbrook Center, a super-regional Class A mall located in the Chicago Metro area. The ground lease was acquired for $6.9 million, including closing and other acquisition costs, which represents a 10.7% cap rate based on projected 2006 NOI.

    Additional Urban/Infill investments

    In addition to the above acquisitions made through Fund II, Acadia closed on two additional investments, which were made directly through the Company, during January of 2006. As previously anticipated, Acadia closed on a 20,000 square foot retail building in the Lincoln Park district in Chicago. Located on the corner of Clark Street and Diversey Parkway, the property was acquired for $9.8 million. Tenants include Starbucks, Nine West, Vitamin Shoppe, The Body Shop, Papyrus and Cold Stone Creamery. Along with its strong location, the property has significant long-term growth potential. The property was acquired from an affiliate of the Klaff Organization, Acadia's joint-venture partner in the Company's RCP Venture.
    In January 2006, Acadia also acquired a 60% interest in the A&P Shopping Plaza located in Boonton, New Jersey. The property, which is 100% occupied and located in northwestern New Jersey, is a 63,000 square foot shopping center anchored by a 49,000 square foot A&P Supermarket. The remaining 40% interest is owned by a principal of P/A Associates, the Company's partner in its Urban/Infill Redevelopment Program. The interest was acquired for $3.2 million, equating to a cap rate of 8.0% based on projected 2006 NOI.

    Harvesting of Fund I Continues with Recapitalization of Brandywine Portfolio at Significant Profit

    As previously announced, Acadia recapitalized its one million square foot Wilmington, Delaware shopping center portfolio through a merger of interests at an implied value of $211 million, as compared to Fund I's cost basis of $108 million . Acadia has retained its existing 22.2% interest and continues to operate the portfolio and earn fees for such services.
    At the closing, the Fund I investors received a return of all of their invested capital and accumulated preferred return in the fund, thus triggering Acadia's 20% Promote interest in all future distributions of proceeds from the refinancing of the investor's bridge loans provided in the Brandywine transaction. Additionally there are 32 remaining Fund I assets, comprising approximately 2 million square feet, in which Acadia's ownership interest has increased from 22.2% to 37.8%.

    RCP Venture - Mervyns Investment Returns 170% of Invested Capital

    In 2004, Acadia formed the Retailer Controlled Property Venture ("RCP Venture") and completed its first investment with its participation in the acquisition of Mervyns Department Stores. A total of $23.2 million was invested by Funds I and II. Following the previously announced sales of a portion of the Mervyns portfolio and the refinancing of its remaining assets, Funds I and II received a total distribution of $42.7 million. In addition to its pro-rata share, Acadia received a Promote distribution of $1.0 million.

    Outlook - Earnings Guidance for 2006

    On a fully diluted basis, the Company currently forecasts its 2006 FFO will range from $1.14 to $1.19 per share. 2006 earnings per share is expected to range from $0.59 to $0.64. While other factors may impact earnings, Acadia's 2006 earnings guidance is based primarily on the following assumptions:

    - Same Property Occupancy and NOI

    The Company's same property portfolio (including joint venture properties on a pro-rata basis) is expected to experience stable NOI growth of approximately 2.0% to 4.0% for 2006.

    - Acquisitions

    The Company expects to generate between $0.02 to $0.025 of FFO from external growth initiatives.

    - Fee Income and General and Administrative ("G&A") Expense

    Net fee income (net of G&A expense and inclusive of Promote income) is projected to provide between $0.00 to $0.02 of FFO growth.
    The following is a reconciliation of the calculation of FFO per diluted share and earnings per diluted share:



Guidance Range for 2006                                    Low   High
-----------------------                                   ------------
Earnings per diluted share                                $0.59 $0.64
Depreciation of real estate and amortization of leasing
 costs:
   Wholly owned and consolidated partnerships              0.43  0.43
   Unconsolidated  partnerships                            0.12  0.12
                                                          ------------
Funds from operations                                     $1.14 $1.19
                                                          ============


    Management Comments

    Commenting on the results for the quarter and year, Kenneth Bernstein, President and CEO, stated, "2005 was another strong year for Acadia on all fronts. Both in the fourth quarter and throughout the year our team was successful in driving the key components of our business plan. First, we continued to post strong property level NOI growth while also enhancing the quality of our core portfolio through continued asset recycling. We continued to drive rents while increasing portfolio occupancy to an all time high. Second, we further enhanced the strength of our balance sheet by taking advantage of the flat yield curve and virtually eliminating our exposure to short term and floating rate debt. All of our balance sheet and operating ratios remain strong and prepare us for future growth opportunities. Third, we continued to expand on our external growth platform with continued exciting activity in both our NY Urban/Infill program and our RCP venture which are planting the seeds for important future growth opportunities. Most significantly, we began harvesting some of the embedded profits from our earlier investment activity with the recapitalization of our Delaware portfolio which has triggered important profit participations for Acadia that can contribute to our growth for years to come."

    Investor Conference Call

    Management will conduct a conference call March 2, 2006 at 2:00 PM ET to review the Company's earnings and operating results. The live conference call can be accessed by dialing 866-800-8648 (internationally 617-614-2702). No pass-code is required. The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at acadiarealty.com.
    If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888). The passcode will be 15913446. The phone replay will be available through Thursday March 9, 2006.
    Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated and self-managed real estate investment trust which specializes in the acquisition, redevelopment and operation of shopping centers which are anchored by grocery and value-oriented retail.

    Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based. The Company also refers you to the documents filed by the Company, from time to time, with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

    See the notes to the attached financial tables for a further discussion of the Company's use of FFO.

    For more information visit Acadia Realty Trust's Web site at www.acadiarealty.com




                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
      For the Quarters and Years ended December 31, 2005 and 2004
             (dollars in thousands, except per share data)
      ============================================================

                         STATEMENTS OF INCOME

                                  For the quarters    For the years
                                      ended               ended
                                   December 31,        December 31,
           Revenues                2005    2004       2005     2004
                                  ------------------------------------
Minimum rents                    $13,506 $12,864    $ 52,737 $ 50,667
Percentage rents                     307     381         747      948
Expense reimbursements             3,840   3,296      13,980   12,983
Other property income                 83     120         780      620
Management fee income              3,759   1,639      11,492    4,763
Interest income                    1,119     578       3,582    1,466
Other                                 --      --          --      210
                                  ------------------------------------
     Total revenues               22,614  18,878      83,318   71,657
                                  ------------------------------------
      Operating expenses
Property operating                 4,172   3,427      14,323   14,544
Real estate taxes                  2,449   2,313       9,253    8,762
General and administrative         5,108   2,883      15,382   10,468
Depreciation and amortization      4,414   4,063      16,763   15,470
                                  ------------------------------------
     Total operating expenses     16,143  12,686      55,721   49,244
                                  ------------------------------------
Operating income                   6,471   6,192      27,597   22,413
Equity in earnings of
 unconsolidated partnerships       2,433     264       8,228    1,797
Interest expense                  (3,310) (2,929)    (11,423) (10,436)
Gain on sale                          --      --          --      932
Minority interest                   (203)   (198)       (695)  (1,190)
                                  ------------------------------------
Income from continuing
 operations before income taxes    5,391   3,329      23,707   13,516
                                  ------------------------------------
Income taxes                        (522)     --      (2,140)      --
                                  ------------------------------------
Income from continuing
 operations                        4,869   3,329      21,567   13,516
                                  ------------------------------------


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
      For the Quarters and Years ended December 31, 2005 and 2004
             (dollars in thousands, except per share data)
      ===========================================================

                   STATEMENTS OF INCOME (continued)

                                  For the quarters   For the years
                                      ended              ended
                                   December 31,        December 31,
                                 2005     2004       2005      2004
                               ---------------------------------------
Discontinued operations:

Operating (loss) income from
 discontinued operations         $  (262) $   136    $  (138) $  (504)
Impairment of real estate             --       --       (770)      --
Gain (loss) on sale of property       --    6,696        (50)   6,696
Minority interest                      4      (85)        17     (123)
                               ---------------------------------------
(Loss) income from discontinued
 operations                         (258)   6,747       (941)   6,069
                               ---------------------------------------
Net income                       $ 4,611  $10,076    $20,626  $19,585
                               =======================================
Net income per Common Share -
             Basic
Net income per Common Share -
 Continuing operations           $   .15  $   .11    $   .68  $   .46
Net (loss) income per Common
 Share - Discontinued
 operations                         (.01)     .22       (.03)     .21
                               ---------------------------------------
Net income per Common Share      $   .14 $    .33    $   .65  $   .67
                               =======================================
Weighted average Common Shares    32,017   30,666     31,949   29,341
                               =======================================

Net income per Common Share -
          Diluted (1)
Net income per Common Share -
 Continuing operations           $   .15  $   .11    $   .67  $   .45
Net (loss) income per Common
 Share - Discontinued
 operations                         (.01)     .21        (.03)    .20
                               ---------------------------------------
Net income per Common Share      $   .14  $   .32    $   .64  $   .65
                               ---------------------------------------
Weighted average Common Shares    32,294   31,646     32,214   29,912
                               =======================================


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
      For the Quarters and Years ended December 31, 2005 and 2004
             (dollars in thousands, except per share data)
      ===========================================================

      RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (2)

                                      For the quarters  For the years
                                           ended           ended
                                        December 31,    December 31,
                                        2005    2004    2005    2004
                                       ------- ------- ------- -------
Net income                            $ 4,611 $10,076 $20,626 $19,585
Depreciation of real estate and
 amortization of leasing costs:
   Wholly owned and consolidated
    partnerships                        3,579   3,739  14,092  14,411
   Unconsolidated  partnerships           968     622   3,330   2,329
Income attributable to minority
 interest in Operating Partnership         97     131     416     375
Gain on sale of properties               (509) (6,696) (2,622) (6,696)
                                       ------- ------- ------- -------
Funds from operations - Basic           8,746   7,872  35,842  30,004
Distributions - Preferred OP Units         79      88     333     336
                                       ------- ------- ------- -------
Funds from operations - Diluted       $ 8,825 $ 7,960 $36,175 $30,340
                                       ======= ======= ======= =======
  Funds from operations per share -
                 Basic
Weighted average Common Shares and OP
 Units (3)                             32,671  31,058  32,564  29,939
                                       ------- ------- ------- -------
Funds from operations per share       $   .27 $   .25 $  1.10 $  1.00
                                       ======= ======= ======= =======
  Funds from operations per share -
                Diluted
Weighted average Common Shares and OP
 Units  (3)                            33,377  32,038  33,306  30,993
                                       ======= ======= ======= =======
Funds from operations per share       $   .26 $   .25 $  1.09 $   .98
                                       ======= ======= ======= =======


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
                   As of December 31, 2005 and 2004
             (dollars in thousands, except per share data)
             =============================================

                  SELECTED BALANCE SHEET INFORMATION
                                                    December December
                                                       31,      31,
                                                      2005     2004
                                                    -------- ---------

Cash and cash equivalents                           $ 39,612 $ 13,499
Rental property, at cost                             435,751  414,974
Total assets                                         499,058  405,647
Mortgage notes payable                               238,448  153,361
Total liabilities                                    267,746  181,172
     Fixed rate debt: (4)                            216,788  146,407
          % of outstanding debt                           91%      95%
          Weighted average interest rate                 5.8%     6.1%
     Variable rate debt (4)                         $ 21,660 $  6,954
          % of outstanding debt                            9%       5%
          Weighted average interest rate                 6.0%     3.8%
Total weighted average interest rate                     5.8%     6.0%

Notes:

(1) Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares.

(2) The Company considers funds from operations ("FFO") as defined by the National Association of Real Estate Investment Trusts ("NAREIT") to be an appropriate supplemental disclosure of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO is presented to assist investors in analyzing the performance of the Company. It is helpful as it excludes various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property and depreciation and amortization. However, the Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles ("GAAP") and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

(3) In addition to the weighted average Common Shares outstanding, diluted FFO also assumes full conversion of a weighted average 653 and 392 OP Units into Common Shares for the quarters ended December 31, 2005 and 2004, respectively and 615 and 598 OP Units into Common Shares for the years ended December 31, 2005 and 2004, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 430 and 523 Common Shares for the quarters ended December 31, 2005 and 2004, respectively and 476 and 500 Common Shares for the years ended December 31, 2005 and 2004, respectively.

(4) Fixed-rate debt includes $92,376 of notional principal fixed through swap transactions. Conversely, variable-rate debt excludes this amount.




    CONTACT: Acadia Realty Trust
             Investor Relations:
             Jon Grisham, 914-288-8142